Worthington Industries Acquires Drywall Tools Company Level5® Tools, LLC

COLUMBUS, Ohio, June 2, 2022 -- Worthington Industries, Inc. (NYSE:WOR) today announced the acquisition of Level5® Tools, LLC, a leading provider of drywall tools, including automatic drywall taping and finishing tools, skimming blades, hand tools and accessories. The acquisition expands Worthington’s consumer products brands and offerings in its tools category. Level5 serves drywall finishing professionals and DIYers through a network of distributors and retailers and leads the drywall tools market in online sales.

“We’re excited to welcome Level5 to the Worthington family and our growing portfolio of consumer brands. Together, with our current lineup of tool products through our General, Bernzomatic, Mag-Torch and Pactool brands, Level5 expands our offerings and introduces attractive new end markets,” said Worthington Industries President of Consumer Products Steve Caravati.

“Level5 was the first to introduce a complete drywall tool line to the market and has consistently been a pioneer in the industry, leading with innovation in new product development and in the way they go to market.” He added, “We look forward to building on these synergies and their strong reputation for top quality and customer service, to grow the brand and bring more innovative products and value to our customers.”

Founded in 2011, Level5 Tools is located in Kansas City, KS and employs approximately 30 people. The tenured management team, including Founder and CEO Scott Murray, will continue to run the business. The purchase price was approximately $55 million, with a potential earn out of up to $25 million based upon performance through 2024. For the trailing twelve months ended April 30, 2022, Level5 generated net revenue of $32.7 million and EBITDA of $6.2 million.

About Worthington Industries

Worthington Industries (NYSE:WOR) is a leading industrial manufacturing company pursuing its vision to be the transformative partner to its customers, a positive force for its communities and earn exceptional returns for its shareholders. For over six decades, the Company has been delivering innovative solutions to customers spanning industries such as automotive, energy, retail and construction. Worthington is North America’s premier value-added steel processor and producer of laser welded solutions and electrical steel laminations that provide lightweighting, safety critical and emission reducing components to the mobility market. Through on-board fueling systems and gas containment solutions, Worthington serves the growing global hydrogen ecosystem. The Company’s focus on innovation and manufacturing expertise extends to market-leading consumer products in tools, outdoor living and celebrations categories, sold under brand names, Coleman®, Bernzomatic®, Balloon Time®, Level5 Tools®, Mag Torch®, Well-X-Trol®, General®, Garden-Weasel®, Pactool International® and Hawkeye™; as well as market leading building products, including water systems, heating & cooling solutions, architectural and acoustical grid ceilings and metal framing and accessories.

Worthington Industries

June 2, 2022

Headquartered in Columbus, Ohio, Worthington operates 58 facilities in 15 states and nine countries, sells into over 90 countries and employs approximately 9,500 people. Founded in 1955, the Company follows a people-first philosophy with earning money for its shareholders as its first corporate goal. Relentlessly finding new ways to drive progress and transform, Worthington is committed to providing better solutions for customers and bettering the communities where it operates by reducing waste, supporting community-based non-profits and developing the next generations of makers.

About Level5 Tools, LLC

Level5 is a premium quality, industry-leading producer and supplier of the broadest line of drywall taping tools, based in Kansas City, KS. Level5 has been perfecting its line of drywall tools since 2011 and through its broad product family, serves thousands of professional finishers throughout the USA, Canada and other countries. With the feedback and voice of its customers, Level5 has become the leading innovator of tools that make drywall installation and finishing easier, more efficient and ultimately more profitable for its customers. Level5 works through a wide variety of channel partners and reaches its end-users via direct-to-consumer channels as well.

Safe Harbor Statement
Worthington Industries wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act"). Statements by Worthington Industries which are not historical information constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks, uncertainties and impacts described from time to time in Worthington Industries’ filings with the Securities and Exchange Commission, including those related to COVID-19 and the various actions taken in connection therewith, which could also heighten other risks.

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